EXHIBIT 99.1

For Immediate Release

HOLLIS-EDEN ANNOUNCES ACQUISITION OF CONGRESSIONAL

PHARMACEUTICAL

Provides Additional Product Opportunity in Radiation Protection

SAN DIEGO, CA – February 25, 2004 – Hollis-Eden Pharmaceuticals (NASDAQ:HEPH) today announced that it has acquired all of the capital stock of Congressional Pharmaceutical Corporation (CPC). CPC is a closely held company with exclusive intellectual property rights licensed from the University of Chicago to develop a series of compounds that have the potential to protect against DNA mutations that can occur as a result of radiation injury or chemotherapy. This DNA damage (mutagenesis) has been associated with an increased risk of a variety of different cancers and is believed to be a primary cause of the harmful long-term effects of radiation injury. In exchange for CPC’s capital stock, CPC stockholders are receiving shares of Hollis-Eden Common Stock, as well as the right to receive additional shares of Hollis-Eden Common Stock based on the achievement of certain development milestones. In addition, CPC stockholders may be entitled to receive royalty payments upon regulatory approval and commercialization of products covered by the licensed intellectual property.

The intellectual property rights acquired by Hollis-Eden consist of a series of patents and patent applications that relate to discoveries made by David J. Grdina, Ph.D., Professor of Radiation and Cellular Oncology at the University of Chicago. Dr. Grdina, who has agreed to an exclusive consulting arrangement with Hollis-Eden for the development of this technology, is widely recognized as an expert in radiobiology and has worked closely with the Armed Forces Radiobiology Research Institute (AFRRI) and the Walter Reed Army Institute of Research over the last twenty years in the development of products for use against radiation injury. In 1983, Dr. Grdina established at the Argonne National Laboratory the program for use of phosphorothioates to prevent radiation induced mutagenesis, and was the director and program leader for Radiation Biology using the JANUS reactor, the only nuclear reactor designed strictly for radiobiological use. Dr. Grdina has published over 145 peer-reviewed papers in the fields of radiation and cancer biology.

CPC’s lead candidate to prevent DNA mutations from radiation exposure is phosphonol. Hollis-Eden expects to begin profiling phosphonol in a series of animal models designed to assess the safety, efficacy and oral bioavailability of the compound. The Company is also preparing to begin a dialog with the United States Food and Drug Administration (FDA) about specific development objectives that would be required for approval of the compound. Hollis-Eden believes that phosphonol may be eligible for review by the FDA pursuant to a recently enacted rule for countermeasures to weapons of mass destruction. According to this new rule, in the event it would be considered unethical to conduct efficacy studies in humans, a product may be approved on the basis of efficacy in relevant animal models and safety in humans. Hollis-Eden is currently developing one of its own drug candidates, HE2100, for the acute effects of radiation injury pursuant to this new rule.

“CPC’s technology is an ideal opportunity for Hollis-Eden,” stated Richard Hollis, Chairman and CEO of Hollis-Eden. “We believe that if phosphonol can be successfully developed along with our product HE2100, it would give us a compelling portfolio of products to treat the short and long-term effects of radiation injury. We also believe that the experience and relationships we are building in both developing HE2100 and in attempting to secure advanced stockpiling orders for the compound will be directly transferable to phosphonol. In addition, as with our immune regulating hormones, we believe phosphonol and related compounds can potentially play an important role in protecting against damage from chemotherapy as well. We look forward to utilizing Dr. Grdina’s expertise in the fields of radiation and cancer.”

“Hollis-Eden Pharmaceuticals is becoming a leader in the field of medical countermeasures for radiation injury and therefore is well positioned to develop phosphonol,” said Dr. Grdina. “Currently there are no medical treatments suitable for stockpiling that prevent DNA mutations due to radiation exposure. If phosphonol can be successfully developed it could serve not only as a radioprotectant from acts of terrorism but also could protect people from other forms of inadvertent environmental radiation exposure.”

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as Immune Regulating Hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational IRHs under development, including HE2100, which the Company is co-developing with the U.S. military for use in protection from radiation injury, and HE2000, which is currently being studied in a number of infectious diseases. Hollis-Eden is also continuing to study HE2200 for improving vaccine responses in the elderly. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the failure to successfully complete clinical trials, the Company’s future capital needs, the Company’s ability to obtain additional funding and required regulatory approvals, the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others, the development of competitive products by other companies and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact: Dan Burgess, CFO and COO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333